Exhibit 4(b)

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                          INVESTMENT ADVISORY AGREEMENT

      AGREEMENT made this 14th day of March, 2000, by and between NOMURA ASSET MANAGEMENT U.S.A. INC., a New York corporation (hereinafter referred to as the "Manager"), and NOMURA ASSET MANAGEMENT CO., LTD., a Japanese corporation (hereinafter referred to as the "Investment Adviser").

                              W I T N E S S E T H:

      WHEREAS, the Pacific Basin Portfolio (the "Fund") of Nomura Pacific Basin Fund, Inc. (the "Corporation") is engaged in business as a diversified open-end investment company registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act"); and

      WHEREAS, the Manager and the Investment Adviser are engaged in business as registered investment advisers under the Investment Advisers Act of 1940, as amended; and

      WHEREAS, the Manager has entered into a Management Agreement with the Corporation with respect to the Fund of even date herewith (the "Management Agreement"); and

      WHEREAS, the Manager desires to retain the Investment Adviser to render investment advisory services to the Manager in connection with the Fund's operations in the manner and on the terms hereinafter set forth; and

      WHEREAS, the Investment Adviser is willing to provide investment advisory services to the Manager in connection with the Fund's operations on the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

                                    ARTICLE I

                        Duties of the Investment Adviser

      Subject to the broad supervision of the Manager and the Corporation, the Investment Adviser shall provide the Manager with advice as to allocation of the Fund's assets among various Pacific Basin markets in which the Fund may invest. The Investment Adviser will also provide economic research and securities analysis relating to issuers of securities domiciled or based in Japan and other Pacific Basin jurisdictions, other than Singapore, as the Manager may request. The Investment Adviser shall continuously review the Fund's holdings of such securities and shall make recommendations as to which such securities shall be purchased, sold or exchanged, and what portion of the assets of the Fund shall be held in the various securities in which the Fund invests, subject always to the restrictions of the Articles of Incorporation and

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By-Laws of the Corporation, as amended from time to time, the provisions of the
Investment Company Act and the statements relating to the Fund's investment objective, investment policies and investment restrictions as the same are set forth in the Fund's currently effective prospectus and statement of additional information relating to the shares of the Fund under the Securities Act of 1933, as amended (the "Prospectus" and "Statement of Additional Information", respectively). The Investment Adviser shall make recommendations as to foreign currency matters and the advisability of entering into foreign exchange contracts. The Investment Adviser shall also make recommendations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's securities shall be exercised.

                                   ARTICLE II

                       Allocation of Charges and Expenses

      The Investment Adviser shall furnish, at its own expense, all administrative services, office space, equipment and facilities, investment advisory, statistical and research services, and executive, supervisory and clerical personnel necessary to carry out its obligations under this Agreement.

                                   ARTICLE III

                     Compensation of the Investment Adviser

      For the services to be rendered as provided herein, the Manager shall pay to the Investment Adviser at the end of each calendar month a fee based upon the average daily value of the net assets of the Fund, as determined and computed in accordance with the description of the determination of net asset value contained in the Prospectus and Statement of Additional Information, at the annual rate of .26125 of 1% (.26125%) of the average daily net assets of the Fund, less the Investment Adviser's pro rata portion of amounts paid by the Manager in connection with distribution or shareholder servicing for the Fund, commencing on the day following effectiveness hereof. For this purpose, the Investment Adviser's pro rata portion of the amount paid by the Manager in connection with distribution or shareholder servicing shall be determined based on the relationship of the fee payable to the Investment Adviser by the Manager under this Article III to the management fee payable by the Fund to the Manager under the Management Agreement. During any period when the determination of net asset value is suspended by the Board of Directors of the Corporation, the net asset value of a share as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined. If the Investment Adviser shall serve for less than the whole of any period specified in this Article III, the compensation to the Investment Adviser shall be prorated.

                                   ARTICLE IV

                Limitation of Liability of the Investment Adviser

      The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Fund, except for willful misfeasance, bad faith or gross negligence in the

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performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. As used in this Article IV, the term "Investment Adviser" shall include any affiliates of the Investment Adviser performing services for the Fund contemplated hereby and directors, officers, partners and employees of the Investment Adviser and such affiliates.

                                    ARTICLE V

                      Activities of the Investment Adviser

      The services of the Investment Adviser to the Fund are not to be deemed to be exclusive, the Investment Adviser and any person controlled by or under common control with the Investment Adviser (for purpose of this Article V referred to as "affiliates") being free to render services to others. It is understood that directors, officers, employees and shareholders of the Manager are or may become interested in the Investment Adviser and its affiliates, as directors, officers, employees, partners and shareholders or otherwise and that directors, officers, employees, partners and shareholders of the Investment Adviser and its affiliates are or may become similarly interested in the Manager or the Fund, and that the Investment Adviser is or may become interested in the Manager, the Corporation or the Fund as shareholder or otherwise.

                                   ARTICLE VI

                    Duration and Termination of the Agreement

      This Agreement shall become effective as of the date first above written and shall remain in force until ______________, 2002, and thereafter, but only so long as the Management Agreement remains in force and provided that such continuance is specifically approved at least annually by (i) the Board of Directors of the Corporation or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) a majority of those directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

      This Agreement may be terminated at any time, without the payment of any penalty, by the Manager or by vote of a majority of the outstanding voting securities of the Fund or by the Investment Adviser, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

                                   ARTICLE VII

                          Amendments of this Agreement

      This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the vote of a majority of outstanding voting securities of the Fund, and (ii) a majority of those directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

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                                  ARTICLE VIII

                          Definitions of Certain Terms

      The terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act of 1940 and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

                                   ARTICLE IX

                                  Governing Law

      This Agreement shall be construed in accordance with laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein conflict with the applicable provisions of the Investment Company Act, the latter shall control.

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                                           NOMURA ASSET MANAGEMENT U.S.A. INC.

                                           By /s/ Nobuo Katayama
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                                              Nobuo Katayama
                                              President


                                           NOMURA ASSET MANAGEMENT CO., LTD.

                                           By /s/ Hisaaki Hino
                                              ----------------------------------
                                              Hisaaki Hino
                                              Executive Managing Director